FIFTH AMENDMENT
                                       TO
  AMENDED AND RESTATED ACQUISITION AGREEMENT AMONG SGI INTERNATIONAL, BLUEGRASS
               COAL DEVELOPMENT COMPANY AND AMERICOAL DEVELOPMENT
                                     COMPANY

This Fifth Amendment to the Amended and Restated Acquisition Agreement
Among SGI International, Bluegrass Coal Development Company And Americoal Development Company (the "Fifth Amendment"), is entered into by and between SGI International ("SGI"), Bluegrass Coal Development Company ("Bluegrass") and Americoal Development Company ("Americoal") effective as of October 31, 2000 (the "Effective Date"). The Fifth Amendment amends in certain particulars the Amended and Restated Acquisition Agreement Among SGI International, Bluegrass Coal Development Company And Americoal Development Company (the "Acquisition Agreement") that was entered into effective December 9, 1999. Bluegrass and Americoal are hereafter referred to collectively as "Sellers".

RECITALS

A. The Acquisition Agreement originally provided Sellers with certain rights and privileges in the event that certain conditions had not been satisfied by March 31, 2000; and,

B. SGI has not satisfied all of the conditions that were required to be fulfilled by March 31, 2000, but has made significant progress toward their being satisfied and the First Amendment extended that March 31 date to June 30, 2000 and the Second Amendment extended the date to September 30, 2000.

C. A Third Amendment provided that Brown, Todd & Heyburn PLLC would act as Escrow Agent in place of the prior escrow agent.

D. A Fourth Amendment extended the term of the Acquisition Agreement through October 31, 2000.

E. Based on progress since June 30, it is the expectation of SGI and Sellers that those conditions can be satisfied if an additional extension is granted SGI from October 31, 2000 to November 30, 2000 in order to allow certain parties interested in purchasing the ENCOAL plant from SGI and making modifications thereto to complete due diligence and negotiations, which are close to completion;

F. It is therefore the intent of the parties hereto to amend the March 31, 2000 date (as extended to June 30 by the First Amendment, to September 30 by the Second Amendment, and to October 31 by the Fourth Amendment) contained in the Acquisition Agreement, and Exhibits thereto, such that the "March 31, 2000" date shall be restated to be "November 30, 2000" with all other terms and conditions of the Acquisition Agreement to remain in full force and effect, subject to the performance by SGI and Sellers of the terms and conditions of this Fifth Amendment.

                                    AGREEMENT

NOW THEREFORE, in consideration of the covenants and conditions of this Fifth Amendment the parties do hereby agree as follows:

1. Extension. SGI and Sellers hereby agree that in consideration of the premises contained herein and for other good and valuable consideration and in order to provide SGI with an extension of time to satisfy certain terms and conditions of the Acquisition Agreement, as amended by the First Amendment, Second Amendment, Third Amendment, and Fourth Amendment, it shall be amended as follows:

The date "March 31, 2000", referred to in the Acquisition Agreement in Sections 3.1.1(c), 3.1.1(d), 3.1.2, 7.3, and 11.3(b) is hereby amended and replaced with the date "November 30, 2000."

2. Note Amendment . The date "March 31, 2000" appears in the Secured Non-Recourse Promissory Note dated December 9, 1999 referenced in a draft depicted as Exhibit 3.1D to the Acquisition Agreement. The parties hereby agree that the original Promissory Note (the "Note") of December 9, 1999 for the Principal Sum of $193,078 is hereby amended as follows: The date "March 31, 2000" as it appears in the Note is hereby amended and restated to be November 30, 2000, and any and all amounts due and payable under the Note are now due and payable on November 30, 2000. To the extent that the date "March 31, 2000" as previously amended by the Fourth Amendment to October 31, 2000, appears elsewhere in the Acquisition Agreement or in instruments that were originally referenced as exhibits to the Acquisition Agreement then that date shall also be amended and restated to be "November 30, 2000" in the executed original instruments.

3. Bond Costs. This extension of time provided herein is granted on the further condition that SGI pay the cost for coverage through November 30, 2000 of the bond obtained by Sellers pursuant to the Facility Use and Indemnity Agreement dated December 11, 1998. The costs for the bond for $10,000,000 are approximately $4,167 for the period November 1, 2000 through November 30, 2000. Therefore, SGI shall reimburse Bluegrass for the premium for such bond by paying it the sum of $4,167 shall be paid to Bluegrass on November1, 2000. Therefore, SGI shall reimburse Bluegrass for the premium for such bond by paying it the same of $4,167, which sum shall be paid to Bluegrass on November 13, 2000.

4. Consideration for Future Extensions. SGI is not currently required to pay Bluegrass any monetary sum for the extension being provided for in this Fifth Amendment. Notwithstanding the foregoing, Bluegrass shall require SGI to pay Bluegrass a monetary sum to be negotiated between the parties for any further extensions or amendments to the Acquisition Agreement.

5. Release. SGI and Bluegrass ("the Parties") represent that the Parties negotiated and executed the Acquisition Agreement Among SGI International, Bluegrass Coal Development Company, And Wyoming Coal Technology, Inc., dated April 22, 1999, the Acquisition Agreement and each amendment thereto (collectively the "Agreements") in good faith. SGI and Bluegrass release one another from any and all claims, including but not limited to claims for bargaining in bad faith, which arose out of the Agreements and any actions taken thereunder prior to the date of this Fifth Amendment. Notwithstanding the above, nothing herein shall in any way excuse or release either party from performing all of its obligations under and pursuant to all of the terms and conditions of the Agreements, which remain in full force and effect.

6. No Other Amendments. Except as stated herein, no other term or condition of the Acquisition Agreement or Exhibits thereto shall be amended and all other terms and conditions contained in the Acquisition Agreement shall continue in full force and effect.

IN WITNESS WHEREOF the parties have executed this Fifth Amendment by their duly authorized signatories as of the day and year first written above.

SGI INTERNATIONAL, INC.                 BLUEGRASS COAL DEVELOPMENT CO.



By:  /S/ James W. Mahler                By:  /S/ Art Thomas
Title:  Executive Vice President        Title: Attorney in Fact



AMERICOAL DEVELOPMENT CO.



By:  Art Thomas
Title:  Attorney in Fact

To the extent the rights of Wyoming Coal Technology ("WCT") and AEI
Resources ("AEI") are affected by this Fifth Amendment, WCT and AEI represent that they have each reviewed this Fifth Amendment and consent to the terms and conditions set forth herein.

WYOMING COAL TECHNOLOGY, INC.               AEI RESOURCES, INC.



By:     /S/  Art Thomas                     By:  /S/ Art Thomas
Title:  Attorney in Fact                    Title:  Attorney in Fact